Exhibit No. 2.2





                               SNAP-ON CREDIT LLC
                     (a Delaware limited liability company)


                              AMENDED AND RESTATED

                               OPERATING AGREEMENT






                                 January 3, 1999





THE LIMITED LIABILITY COMPANY INTERESTS IN THE COMPANY REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE INTERESTS ARE RESTRICTED SECURITIES WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE
SECURITIES ACT OF 1933. AS A RESULT, THE INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS (OR EXEMPTION THEREFROM) AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH IN ARTICLE 8 OF THIS OPERATING AGREEMENT, UNLESS OTHERWISE SPECIFICALLY PERMITTED IN WRITING BY THE MEMBERS.


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                                TABLE OF CONTENTS
                                                                            Page

ARTICLE 1. GENERAL PROVISIONS..................................................1
         Section 1.1       Name ...............................................1
         Section 1.2       Registered Office and Agent ........................1
         Section 1.3       General Purpose ....................................1
         Section 1.4       Term ...............................................1
         Section 1.5       Foreign Qualification ..............................2
ARTICLE 2. MEMBERS.............................................................2
         Section 2.1       Members ............................................2
         Section 2.2       Admission of Additional Members ....................2
         Section 2.3       Membership Interest ................................2
ARTICLE 3. CAPITAL CONTRIBUTIONS...............................................2
         Section 3.1       Initial Capital Contributions ......................2
         Section 3.2       Additional Capital Contributions ...................2
         Section 3.3       Capital Accounts ...................................3
         Section 3.4       Return of Capital Contributions ....................4
         Section 3.5       No Interest on Capital Account .....................4
         Section 3.6       Limitation on Member's Deficit Makeup ..............4
         Section 3.7       Start-up Loans .....................................4
ARTICLE 4. DISTRIBUTIONS.......................................................4
         Section 4.1       Current Distributions ..............................4
         Section 4.2       Liquidating Distribution ...........................5
         Section 4.3       Amounts Withheld ...................................5
ARTICLE 5. ALLOCATION OF PROFITS AND LOSSES....................................6
         Section 5.1       Profits and Losses .................................6
         Section 5.2       Special Allocations ................................6
         Section 5.3       Section 704(c) and Revaluation Allocations .........8
         Section 5.4       General Allocation Provisions ......................8
ARTICLE 6. MANAGEMENT..........................................................8
         Section 6.1       Management of the Business .........................8
         Section 6.2       Election of Board Members ..........................8
         Section 6.3       Rights and Powers of Board of Directors ............9
         Section 6.4       Officers ..........................................11
         Section 6.5       Matters Reserved Exclusively to Board
                           of Directors ......................................13
         Section 6.6       Certain Snap-on Proposals .........................15
         Section 6.7       Operating Documents ...............................15
         Section 6.8       Reserves ..........................................16
ARTICLE 7. ACTIONS BY MEMBERS.................................................17
         Section 7.1       Restrictions on Members ...........................17
         Section 7.2       Manner of Acting ..................................17
         Section 7.3       Notice ............................................18
         Section 7.4       Records ...........................................18
         Section 7.5       Other Business Activities .........................18

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         Section 7.6       Tax Matters Member ................................18
ARTICLE 8. TRANSFER OF MEMBERSHIP INTEREST....................................19
         Section 8.1       General Restrictions on Transfers .................19
         Section 8.2       Permitted Transfers ...............................19
         Section 8.3       Effect of Transfers ...............................20
         Section 8.4       Specific Performance ..............................20
ARTICLE 9. DISSOLUTION, TERMINATION, AND LIQUIDATION..........................20
         Section 9.1       Events Causing Dissolution ........................20
         Section 9.2       Termination .......................................20
         Section 9.3       Liquidation .......................................21
         Section 9.4       Filing ............................................21
         Section 9.5       Distributions in Kind .............................21
         Section 9.6       Limitation on Liability ...........................22
ARTICLE 10. BOOKS AND RECORDS.................................................22
         Section 10.1      Books and Records .................................22
         Section 10.2      Company Funds .....................................22
         Section 10.3      Availability of Information .......................22
         Section 10.4      Fiscal Year and Method of Accounting ..............22
         Section 10.5      Insurance .........................................23
ARTICLE 11. REPORTS...........................................................23
         Section 11.1      Periodic Reports ..................................23
         Section 11.2      Annual Report .....................................23
ARTICLE 12. TERMINATION OF OPERATING AGREEMENT................................23
         Section 12.1      *..................................................23
         Section 12.2      Termination for Default ...........................23
         Section 12.3      Termination for Insolvency ........................26
         Section 12.4      Termination in the Event of a Deadlock Event ......26
         Section 12.5      Rights and Remedies of the Members Upon
                           Termination or Nonrenewal .........................28
         Section 12.6      Termination Fee .................................. 29
         Section 12.7      End of Term Payment ...............................31
         Section 12.8      Closing ...........................................31
         Section 12.9      Effect of Termination .............................32
ARTICLE 13. MISCELLANEOUS.....................................................33
         Section 13.1      Amendments to Operating Agreement .................33
         Section 13.2      Appointment of General Manager as
                           Attorney-in-Fact ..................................33
         Section 13.3      Binding Provisions ................................33
         Section 13.4      Rules of Construction .............................33
         Section 13.5      Choice of Law and Severability ....................34
         Section 13.6      Counterparts ......................................34
         Section 13.7      Entire Agreement ..................................34
         Section 13.8      Notices ...........................................34
         Section 13.9      Capacity and Authority ............................35

----------
 * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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



                               SNAP-ON CREDIT LLC
                              AMENDED AND RESTATED
                               OPERATING AGREEMENT


                         ARTICLE 1. GENERAL PROVISIONS

         Section 1.1 Name. The name of the Company is Snap-on Credit LLC.

         Section 1.2 Registered Office and Agent.

         (a) Office and Agent. The Company's registered office shall initially be 1209 Orange Street, Wilmington, Delaware 19801, and the Company's registered agent shall be Corporation Trust Company, whose address is 1209 Orange Street, Wilmington, Delaware 19801. The Company's principal place of business is Kenosha, Wisconsin, with intentions to move to Gurnee, Illinois, upon completion of acceptable facilities. The Board of Directors may establish additional offices or may relocate the principal or registered offices. The Members shall be given prompt notice of any relocation of the principal or registered offices of the Company.

         (b) Filing on Change. Upon the appointment of a new registered agent or the change of the registered office, the Board of Directors shall file or cause the filing of the document required by section 18-104(b) of the Act as appropriate to the circumstances.

         Section 1.3 General Purpose. The Company's general purpose and business is to provide financing under existing and future credit programs to Subsidiaries and Affiliates of Snap-on and the Snap-on Customers in the U.S. and other countries around the world, to manage such credit programs, to engage in any other legal purpose as agreed to from time to time by the Board of Directors, and to engage in any and all general business activities related or incidental thereto, and the Company shall have all powers necessary or appropriate to that business.

         Section 1.4 Term. The Company's term officially began on October 26, 1998, formalized by the filing of the Articles and the execution of the initial Operating Agreement of the Company (which is amended and restated herein in its entirety) and shall continue until the date five (5) years after the Closing Date unless terminated earlier by operation of Law or by some provision of this Operating Agreement. The Company's term and this Operating Agreement shall be automatically renewed for a five (5) year Renewal Term at the end of the Initial Term unless Snap-on delivers written notice to SCL Holding Company ("Newcourt Sub") at least six months prior to the scheduled expiration date of the Initial Term that the term will not be extended beyond the Initial Term. Following the first five (5) year Renewal Term, the Company's term and this Operating Agreement shall be automatically renewed for successive one (1) year terms at the end of each such Renewal Term unless either Member delivers written notice to the other member at least six (6) months prior to the scheduled expiration of the current Renewal Term that the term will not be extended beyond the current Renewal Term.

         Section 1.5 Foreign Qualification. The Board of Directors shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Directors, with all requirements necessary to qualify the Company as a foreign limited liability company in all applicable jurisdictions. Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

                               ARTICLE 2. MEMBERS

         Section 2.1 Members. The names and business addresses of the Members of the Company are set forth on Schedule 2.1 hereto.

         Section 2.2 Admission of Additional Members. Additional Members may be admitted to the Company upon the unanimous written consent of the Board of Directors.

         Section 2.3 Membership Interest. Except as set forth herein, all Membership Interests shall have identical preferences, limitations, voting and other relative rights.

                        ARTICLE 3. CAPITAL CONTRIBUTIONS

         Section 3.1 Initial Capital Contributions. The Members (or their predecessors) have made the Capital Contributions set forth on Schedule 3.1 in exchange for the Membership Interest set forth opposite their names in that schedule.

         Section 3.2 Additional Capital Contributions. Except upon the unanimous written consent of the Members and except as provided in Section 3.8, the Members shall not be required to make any additional Capital Contributions or loans to the Company.

         Section 3.3 Capital Accounts. There shall be established and maintained with respect to each Member a Capital Account which shall initially be equal to the Value of such Member's initial Capital Contribution as set forth in Section 3.3(f). Thereafter, each Member's Capital Account will be adjusted as follows:

         (a) Credits. Each Member's Capital Account shall be increased by (i) the amount of money contributed by such Member, (ii) the fair market value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, pursuant to Article 5, of Profits, and (iv) to the extent not already netted out under clause
(b)(ii) below, the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

         (b) Debits. Each Member's Capital Account shall be decreased by (i) the amount of money distributed to such Member, (ii) the fair market value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is


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


considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, pursuant to Article 5, of Losses, and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

         (c) Transfers. If any Member Transfers its Membership Interest in accordance with the terms of this Operating Agreement, the Transferee shall succeed to the Transferor's Capital Account to the extent that it relates to the Transferred Membership Interest.

         (d) Book Basis Adjustments. In the event of (i) an additional Capital Contribution by a Member of more than a de minimis amount which results in a shift in Membership Interests, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest, or (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), the book basis of the Assets of the Company shall be adjusted to fair market value and the Capital Accounts of all the Members shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain and loss equal to the amount of such aggregate net adjustment; provided, however, that the adjustments resulting from clause (i) or (ii) above shall be made only if the Board of Directors determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

         (e) Additional Adjustments. In the event that Assets of the Company are subject to Code Section 704(c) or are revalued on the books of the Company in accordance with the preceding paragraph pursuant to Treasury Regulation ss.1.704-1(b)(2)(iv)(f), the Members' Capital Accounts shall be adjusted in accordance with Treasury Regulation ss.1.704-1(b)(2)(iv)(g) for allocations to the Members of depreciation, amortization and gain or loss as computed for book purposes (and not tax purposes) with respect to such Assets.

         (f) Initial Value of Assets. The Members have agreed that the Value of the Assets contributed by Newco (or its predecessor) as its initial Capital Contribution pursuant to Section 3.1 to the Company in exchange for its original Membership Interest is $1,000,000 (the "Initial Value"). Upon consummation of the Newcourt Investment, Newcourt Sub's Capital Account was and is equal to the Initial Value and Snap-on's Capital Account was and is equal to the Initial Value.

         Section 3.4 Return of Capital Contributions. No Member shall be entitled to withdraw or to a return of any portion of its Capital Contributions, except as provided in Section 9.3 below. No Member shall have the right to demand and receive property other than cash in return for contributions except that upon dissolution, the Member shall be entitled to share in the distribution of remaining Assets of the Company in accordance with Article 9 of this Operating Agreement. No Member shall have any priority over any other Member with respect to the return of the Members' Capital Contributions.

         Section 3.5 No Interest on Capital Account. No interest shall be due from the Company on any Capital Contribution or any Capital Account.


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

         Section 3.6 Limitation on Member's Deficit Makeup. The Members shall have no obligation to restore any deficit in their Capital Accounts.

         Section 3.7 Start-up Loans. In the event the Board of Directors determines that additional funds are necessary for the operation of the Company, then Newcourt Sub shall, upon request by the Company, lend such funds to the Company upon such terms and conditions as may be agreeable to the Company and Newcourt Sub.

                            ARTICLE 4. DISTRIBUTIONS

         Section 4.1 Current Distributions.

         (a) Cash Distributions. To the extent permitted by Section 4.1(c) below and applicable law, and consistent with the Company's obligations to its creditors, the Company shall make Distributions on January 31, April 30, July 31 and October 31 of each year. The aggregate amount of each such Distribution made on a given date shall be the amount that the Board of Directors determines to be
* as of the end of the fiscal quarter that ends immediately prior to such date. Such Distributions shall be made to the Members in proportion to the Membership Interest owned by each Member. * at any time means (i) * .

         (b) Other Distributions. At such times and in such form as determined by the Board of Directors, Distributions shall be made to the Members (in addition to the Distributions described in Section 4.1(a) above) in proportion to the Membership Interest held by each. After March 31, 1999, the Board of Directors shall review the capital needs of the Company and shall return to the Members an amount of capital * , in the aggregate, subject to the Company's capital needs.

         (c) Distribution Restrictions. The Company shall make no Distribution if, and to the extent, that after effecting such Distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the fair value of the Company's total assets would be less than the sum of its total liabilities.

         Section 4.2 Liquidating Distribution. If the Company is liquidated pursuant to Article 9 below, the Assets to be distributed pursuant to Section 9.3(c) below shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account the allocations of all Profits and Losses pursuant to this Operating

------------
*Indicates that material has been omitted and confidnetial treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule24b-2.


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

Agreement for the year of liquidation and all adjustments to the Members' Capital Accounts under Article 3 above.

         Section 4.3 Amounts Withheld. Notwithstanding any other provision of this Operating Agreement to the contrary, the Board of Directors may take any action it deems necessary or appropriate to cause the Company to comply with any applicable withholding requirements imposed under any federal, state, local, or foreign tax law. Any amount withheld pursuant to any provision of federal, state, local, or foreign tax law with respect to any Distribution to a Member shall itself be treated as an amount distributed to the Member pursuant to this
Article 4. If the Company is required to withhold and pay over to any taxing authority amounts with respect to a Member's share of items of Company income (including amounts withheld under section 1446 of the Code), such payment by the Company shall constitute a loan to such Member that is repayable by the Member on demand, together with interest at the applicable federal rate determined from time to time under section 7872(f)(2) of the Code or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month. Any such loan shall be repaid to the Company, in whole or in part, as determined by the Board of Directors, in its sole discretion, either (i) out of any Distributions from the Company which the Member is (or becomes) entitled to receive, or (ii) by the Member in cash upon demand by the Board of Directors (said Member bearing all of the Company's costs of collection, including reasonable attorneys' fees, if payment is not remitted promptly by the Member after such a demand for payment). Each Member agrees to cooperate fully with all efforts of the Company to comply with its tax withholding and information reporting obligations and agrees to provide the Company with such information as the Board of Directors may reasonably request from time to time in connection with such obligations.

                  ARTICLE 5. ALLOCATION OF PROFITS AND LOSSES

         Section  5.1  Profits  and  Losses.  Except as  provided  below in this
Article 5, for tax and accounting purposes, the Company's Profits, Losses, deductions and credits shall be allocated among the Members in proportion to the Membership Interest held by each.

         Section 5.2 Special Allocations

         (a) Qualified Income Offset. Notwithstanding the allocations provided in Section 5.1 and except as otherwise provided in this Section 5.2, in the event that any Member receives an unexpected allocation of Loss or deduction or an unexpected distribution as described in Treasury Regulation ss.1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in a deficit balance in such Member's Capital Account (after taking into account reductions for the items set forth in Treasury Regulation ss.1.704-1(b)(2)(ii)(d)(4), (5) or (6)) in excess of (i) the amount such Member is obligated to restore, if any, and
(ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation ss.1.704-2(g)(1) and ss.1.704-2(i)(5), such Member shall be allocated items of gross income or gain in the amount necessary to eliminate such excess as quickly as possible. This provision is intended to satisfy the definition of "qualified income offset," as defined in Treasury Regulation ss.1.704-1(b)(2)(ii)(d).


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

         (b) Minimum Gain.  Notwithstanding the allocations  provided in Section
5.1 and except as otherwise provided in this Section 5.2, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be allocated items of gross income and gain for such fiscal year and, if necessary, for subsequent fiscal years, in an amount equal to such Member's share of the net decrease in such Company Minimum Gain, determined in accordance with Treasury Regulation ss.1.704-(2)(g)(2). This provision is intended to satisfy the definition of a "minimum gain chargeback" as defined in Treasury Regulation ss.1.704-2(f), and the term "Company Minimum Gain" shall have the meaning ascribed to the term "partnership minimum gain" in Treasury Regulation ss.1.704-2(d).

         (c) Gross Income Allocation. Notwithstanding the allocations provided in Section 5.1 and except as otherwise provided in this Section 5.2, in the event any Member has a deficit Capital Account at the close of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation ss.1.704-2(g)(1) and ss.1.704-2(i)(5), each Member shall be specially allocated items of gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5.2 have been made as if Section 5.2(a) and this Section 5.2(c) were not in this Operating Agreement.

         (d) Member Nonrecourse Deductions and Member Nonrecourse Debt Minimum Gain. Notwithstanding the allocation provided for in Section 5.1 and except as otherwise provided in this Section 5.2, any Member Nonrecourse Deduction, defined as having the meaning ascribed to the term "partner nonrecourse deduction" in Treasury Regulation ss.1.704-2(i)(2), for any Fiscal Year shall be allocated to the Member which bears the economic risk of loss in accordance with Treasury Regulation ss.1.704-2(i)(1), and if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member shall be allocated items of gross income and gain for such Fiscal Year and, if necessary, for subsequent Fiscal Years, in an amount equal to such Member's share of the net decrease in such Member Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulation ss.1.704-2(i)(4). This provision is intended to comply with the chargeback provisions of Treasury Regulation ss.1.704-2(i)(4), and the term "Member Nonrecourse Debt Minimum Gain" shall have the meaning ascribed to the term "partner nonrecourse debt minimum gain" in Treasury Regulation ss.1.704-2(i)(3).

         (e) Company Nonrecourse Deductions. Notwithstanding the allocations provided for in Section 5.1 and except as otherwise provided in this Section 5.2, any Company Nonrecourse Deductions, defined as having the meaning ascribed to the term "partnership nonrecourse deductions" in Treasury Regulation ss.1.704-2(c), for any Fiscal Year shall be allocated to the Members in accordance with their Membership Interests as provided under Treasury Regulation ss.1.704-2(e).

         (f) Limitation on Loss  Allocations.  The Losses allocated  pursuant to
Section 5.1 shall not exceed the maximum amount of Losses that can be allocated without


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

causing any Member to have a deficit balance in such Member's Capital Account at the end of any Fiscal Year (decreased by the amount such Member is obligated to restore to the Company and the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation ss.1.704-2(g)(1), and ss.1.704-2(i)(5), and increased by the items set forth in Treasury Regulation ss.1.704-2(b)(2)(ii)(d)(4), (5) or (6)). All Losses in excess of the limitation set forth in this paragraph shall be allocated among the Member or Members, pro-rata, to the extent each, respectively, is liable, exposed or otherwise bears the economic risk of loss with respect to any debt or other obligation of the Company.

         (g) Curative Allocations. The allocations set forth in Sections 5.2(a),
(b), (c), (d), (e) and (f) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations ss.1.704-1 and ss.1.704-2. Notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses and items of gross income, gain and deduction among the Members so that, to the extent possible, the net amount of such allocations to the Members shall be equal to the net amount that would have been allocated to the Members if the Regulatory Allocations had not occurred.

         Section 5.3 Section 704(c) and Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. In the event of a revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board of Directors in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.3 are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, for book purposes, any Member's Capital Account or share of Profit or Loss, pursuant to any provision of this Operating Agreement. The Tax Matters Member shall have no authority to make any allocation without prior approval of the Board of Directors.

         Section 5.4 General Allocation Provisions. Except as otherwise provided in this Operating Agreement, all items that are components of Profits or Losses shall be allocated among the Members in the same proportions as they share such Profits or Losses, as the case may be, for the year. For purposes of determining the Profits, Losses or any other items for any period, Profits, Losses or any such other items shall be determined on a daily, monthly or other basis, as determined by the Board of Directors using any permissible method under the Code and the Treasury Regulations.

                             ARTICLE 6. MANAGEMENT

         Section 6.1 Management of the Business. The management of the Company shall be vested in a Board of Directors. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors. Except as otherwise provided in this Operating Agreement, the Board of Directors shall have full, exclusive, and complete power to manage and control the business and affairs of the Company and shall have all of the rights and powers provided to a manager of a limited liability company by law.

         Section 6.2 Election of Board Members. The initial Board of Directors shall consist of six (6) individuals (each a "Board Member"). Newco shall elect three (3) individuals (the "Newco Members") to the Board of Directors. Newcourt Sub shall elect three (3) individuals (the "Newcourt Members") to the Board of Directors. The initial Newco Members and Newcourt Members are set forth on
Schedule 6.2 attached hereto. Each individual elected by Newco may be removed by Newco at any time, with or without cause, upon written notice to the Members. Each individual elected by Newcourt Sub may be removed by Newcourt Sub at any time, with or without cause, upon written notice to the Members. An individual who serves on the Board of Directors may voluntarily resign at any time by delivering written notice to the Members. If an individual serving on the Board of Directors dies, resigns or is removed pursuant to this Section 6.2, Newco or Newcourt Sub, as the case may be, shall designate a replacement individual to serve on the Board of Directors within five (5) Business Days of such removal or resignation, and shall give the Members written notice of such designation.

         Section 6.3 Rights and Powers of Board of Directors.

         (a) Meetings.

                  (i) General Meetings. Subject to the notice requirement set forth below, meetings of the Board of Directors may be called at any time by any Member and shall be held at the Company's principal office unless otherwise agreed upon by the Members. Written notice stating the date, time and place of the meeting shall be given to each Member and each Board Member not fewer than three (3) nor more than sixty (60) days before the date of such meeting. Such notice shall specify the purpose for which the meeting is called and any issues that are proposed to be discussed or voted upon at such meeting.

                  (ii) Operational Meetings. In the event that a meeting of the Board of Directors is held for the purpose of amending the then current Annual Operating Plan or Credit, Collections and Operations Manual (an "Operations Meeting"), a written notice stating the date, time and place of an Operations Meeting shall be given to each Member, each Board Member and the in-house legal counsel of each Member not fewer than three (3) nor more than sixty (60) days before the date of such Operations Meeting. Such notice shall specify the specific amendment to the then current Annual Operating Plan or Credit, Collections and Operations Manual which is proposed to be discussed and voted upon at such Operations Meeting. Failure to give such notice shall not affect any action taken by the Board of Directors at such Operations Meeting.

         (b) Waiver of Notice. Any Board Member may waive notice of any meeting, before or after the meeting. Except as set forth below, the waiver must be in writing, signed by the Board Member entitled to the notice and delivered to the General Manager of the Company for inclusion in the minutes or filing with the Company's records. A Board Member's attendance at or participation in a meeting waives any objection to lack of notice or defective notice of the meeting unless the Board Member at the beginning of the meeting, or promptly upon arrival, objects to holding the meeting or to transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

         (c) Quorum. Except as otherwise provided herein, or as otherwise consented to in writing by each Member, a quorum for the transaction of business at any meeting of the Board of Directors requires the presence at such meeting, in person or by proxy, of three Newco Members and at least two Newcourt Members.

         (d) Proxy. Any Board Member may grant any other Board Member a proxy to vote in his or her stead. Any such proxy shall be revocable at will, even if the proxy purports to provide otherwise.

         (e) Voting of Board of Directors. All decisions of the Board of Directors shall be made by the unanimous vote of the Board Members present in person or by proxy, including, without limitation, the removal, appointment or election of the General Manager. No issue shall be voted on by the Board of Directors unless notice of the issue is given or such notice is waived by any Board Member not receiving such notice, all as set forth above in this Section
6.4. In the event of a Deadlock Event, such matter shall be resolved pursuant to the provisions set forth in Section 12.4 hereof.

         (f) Reliance by Third Parties. Any person, other than a Member or any of its Affiliates, dealing with the Company may rely on the authority of the Board of Directors or the General Manager acting in accordance with the terms of this Operating Agreement in taking any action that is in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance therewith. Every instrument purporting to be the action of the Company and executed by the Board of Directors or the General Manager acting in accordance with the terms of this Operating Agreement shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that, at the time of delivery thereof, this Operating Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Board of Directors and the Company.

         (g) Action Without Meeting. Any action required or permitted by this Operating Agreement or by law to be taken at a meeting of the Board of Directors may be taken without a meeting if a written consent or consents, describing the action so taken, is signed by all of the Board Members entitled to vote with respect to the subject matter thereof and delivered to the Company for inclusion in the Company's records.

         (h) Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or this Operating Agreement, the Board of Directors and any committees thereof may participate in regular or special meetings by, or through the use of, any means of communication by which
(i) all participants may simultaneously hear each other, such as by telephone conference, or (ii) all communication is immediately transmitted to each participant, and each participant can immediately send messages to all other participants.

         (i) Indemnification. The Company shall, to the maximum extent provided by law, indemnify, defend, and hold harmless the Board of Directors, each Board Member, the General Manager, the Company's officers and the Members and their respective Affiliates (each, an "Actor"), to the extent of the Company's assets, for, from, and against any liability, damage, cost, expense, loss, claim, or judgement incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Company, its Board of Directors, any Board Member, its Members, or any of its or their agents in connection with the business of the Company acting in their capacity as a Member, Board Member, General Manager or officer of the Company, including without limitation, attorneys' fees and costs incurred by the Actor in settlement or defense of such claims. Notwithstanding the foregoing, no Actor shall be so indemnified, defended, or held harmless for claims based upon its acts or omissions in the breach of this Operating Agreement or which constitute fraud, willful misconduct, or breach of fiduciary duty to the Company or to the Members. Amounts incurred by an Actor in connection with any action or suit arising out of or in connection with Company affairs shall be reimbursed by the Company if such action or suit does arise in a matter for which indemnification is available under this Section 6.3 (provided that the Company shall in all events advance expenses of defense but only if the Actor undertakes in writing to repay the advanced funds to the Company if the Actor is finally determined by a court of competent jurisdiction to not be entitled to indemnification pursuant to the provisions of this Section 6.3). Each Board Member shall sign and have the benefit of an indemnification agreement with the Company giving such Board Member a direct contractual right to indemnification, as provided herein.

         (j) Indemnification Claims by Company against Members and Affiliates. Notwithstanding any other provision of this Operating Agreement to the contrary, the following procedures shall govern the Company's assertion and prosecution of any indemnification claim by the Company against a Member or any of its
Affiliates:

                  (i) any Board Member who believes such a claim exists shall provide written notice of such claim to all other Board Members and request a meeting of the Board of Directors with respect to such claim;

                  (ii) at such meeting the Board of Directors shall determine how to handle such claim; and

                  (iii) if either Member disagrees with the Board of Directors' determination (or lack thereof) with respect to such matter, then the Member shall have the option to submit the Board of Directors' determination (or lack thereof) to dispute resolution in accordance with the provisions set forth in Article XI of the Agreement Respecting a Limited Liability Company.

                  Section 6.4 Officers.

         (a) Appointment. The Board of Directors may appoint officers, managers or agents of the Company and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the Board of Directors pursuant to this Operating Agreement, except those specifically described in Section 6.5. The officers of the Company may consist of a "General Manager", one or more "Vice Presidents," a Treasurer, a Secretary, and such other officers as the Board of Directors may from time to time appoint. A single Person may hold more than one office. The officers shall be appointed and may be removed from time to time by the Board of Directors. Each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office.

         (b) Powers and Duties. Each of such officers shall have such powers and duties with respect to the business and other affairs of the Company, and shall be subject to such restrictions and limitations, as are described below or otherwise prescribed from time to time by the Board of Directors, provided, however, that each officer shall at all times be subject to the direction and control of the Board of Directors in the performance of such powers and duties.

                  (i) Subject to Section 6.5, the General Manager of the Company shall have all general executive rights, powers, authority, duties and responsibilities with respect to the management and control of the business and other affairs of the Company. Subject to Section 6.5, the General Manager shall have full power and authority to bind the Company and to execute any and all contracts, agreements, instructions or other documents for and on behalf of the Company. The initial General Manager shall be Ned Brooks and he shall serve as General Manager until his death, resignation or removal from office by the Board of Directors.

                  (ii) Each Vice President of the Company shall have such duties and responsibilities with respect to the conduct of the business and other affairs of the Company as are assigned from time to time by the Board of Directors or the General Manager; provided, however, that each Vice President shall at all times be subject to the direction and oversight of the General Manager. Subject to Section 6.5, each Vice President of the Company shall have full power and authority to bind the Company and to execute any and all contracts, agreements, instruments or other documents for and on behalf of the Company.

                  (iii) Subject to the supervision and control of the General Manager (and such of the Vice Presidents of the Company as may be designated by the Board of Directors or the General Manager), the Treasurer of the Company shall have responsibility for the custody and control of all funds of the Company and shall have such other powers and duties as may from time to time be assigned by the General Manager.

                  (iv) Subject to the supervision and control of the General Manager (and such of the Vice Presidents of the Company as may be designated by the Board of Directors or the General Manager), the Secretary of the Company shall prepare and maintain all records of Company proceedings and may attest the signature of any authorized officer of the Company on any contract, agreement, instrument or other document and shall have such other powers and duties as may from time to time be assigned by the General Manager.

         Only the General Manager and a Vice President of the Company shall have the power and authority to bind the Company and to execute a contract, agreement, instrument or other document for and on behalf of the Company; neither the Treasurer, nor the Secretary of the Company shall have any power or authority to bind or sign on behalf of the Company (unless such Person is also a Vice President of the Company, in which case, such power or authority must be exercised in his capacity as Vice President). Notwithstanding the above, the Board of Directors may establish from time to time limits of authority for any or all of the Company's officers with respect to the execution and delivery of negotiable instruments or contracts for and on behalf of the Company.

         Section 6.5 Matters Reserved Exclusively to Board of Directors. Notwithstanding any delegation of authority by the Board of Directors allowed under Section 6.4, the Company shall not take (or agree to take), nor shall any officer of the Company cause the Company to take (or agree to take), any action with respect to the following matters except (i) as expressly authorized herein,
(ii) upon the approval of the Board of Directors, or (iii) actions approved or contemplated in the then current Annual Operating Plan:

         (a) amend, alter or repeal, or act in contravention of, this Operating Agreement, the Annual Operating Plan or the Credit, Collections and Operations Manual;

         (b) liquidate or dissolve the Company, or terminate or wind-up the business operations of the Company, or increase or decrease the size of the Company's Board of Directors;

         (c) except as contemplated by the Operative Documents, enter into any transaction (including, without limitation, the payment of cash or property) or agreement with any Member or any Affiliate thereof, or amend, terminate, renew or otherwise modify any transaction or agreement (including but not limited to any Operative Document) with any Member or any Affiliate thereof;

         (d) file a petition or voluntarily institute proceedings for relief, or consent to the filing of a petition or proceeding against the Company, under Chapter 11 of the United States Bankruptcy Code of 1978, as amended and as may hereafter be amended (or any similar state or foreign law), consent to the appointment of a receiver or liquidator or a trustee in bankruptcy or insolvency for the Company, make an assignment for the benefit of creditors of the Company, or admit in writing the Company's (or any Subsidiary's) insolvency or inability to pay its debts;

         (e) (i) enter, directly or through an Affiliate, into any merger, reorganization, or consolidation transaction with any other entity, (ii), form a joint venture, partnership or new form of business with any other entity, or
(iii) acquire by purchase or otherwise a controlling interest in the business or assets of, or the stock or other evidences of beneficial ownership of, any other corporation, association, partnership, or other entity or organization;

         (f) convey, sell, transfer, lease, assign, encumber or otherwise dispose of, in one transaction or a series of related transactions, (i) any right, title, or interest in or to the Systems Agreement, any software used under license or sublicense from Newcourt or any Newcourt Affiliate, any Operative Document or any trademarks or intellectual property rights of Snap-on or any of its Affiliates, or (ii) all or substantially all of the Assets of the Company, other than in the ordinary course of business;

         (g) increase or decrease the Membership Interests of the Company, create any new class of series of Membership Interests or securities of the Company, issue any Membership Interests or other securities of the Company, or change the Membership Interests outstanding by stock split or otherwise, or effect any combination or reclassification of the Company's Membership Interests or any other of the Company's securities;

         (h) increase, decrease, or change the method of determination or payment of any compensation to any officer of the Company;

         (i) except for expenses incurred in the ordinary course of business, make any commitments or disbursements, or incur any obligations or liabilities, or issue or increase any indebtedness, or guarantee the indebtedness of others, or create any liens on the Company's assets, which, in any such case, individually or in a related series of transactions exceed * ;

         (j) commence any litigation, other than litigation to enforce Contracts in the ordinary course of business, or settle any litigation in excess of * ;

         (k) convert the charter of the Company from that of a limited liability company to any other organization structure;

         (l) issue any endorsement, announcement, press release, or public statements on behalf of the Company, or make any contribution to any charitable organization,

-----------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

political candidate or parties, religious organization, society, educational institution, or foundation;

         (m)  develop,  adopt,  register,   purchase  or  use  any  trade  name,
trademark, service mark or "doing business as" name for the Company;

         (n) hire or fire legal counsel, accountants and auditors;

         (o) obtain insurance other than what is usual and customary for companies similar to the Company;

         (p) adopt or terminate any employee benefit plan or amend the terms of any employee benefit plan, except for amendments relating to such plan's administration;

         (q) appoint, elect or terminate any officer of the Company;

         (r) enter into any lease with respect to real property or make any purchase of any real property which, in either case, requires aggregate expenditures of more than * ;

         (s) declare any Distributions except as required by Article 4;

         (t) make or commit to make capital expenditures in an aggregate amount in excess of * or * in the aggregate in any Fiscal Year; or

         (u) amend, terminate or otherwise modify the Systems Agreement or any of the Operative Documents.

         Section 6.6 Certain Snap-on Proposals. Any Newco Member may, from time to time, propose that the Company (a) apply credit or collection policies on an "exception" basis which are inconsistent with the Credit, Collections and Operations Manual then in effect; (b) change the policies set forth in the Credit, Collections and Operations Manual then in effect with respect to the then existing Snap-on Dealer Credit Programs; or (c) adopt new credit programs for inclusion in the current Annual Operating Plan. Such proposals will be considered by action of the Board of Directors. If the Board of Directors fails to approve the proposal, * . If the Newcourt Members * , as described in the preceding * ,

-----------------
* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

then the Company shall * , in which event, upon proper documentation of the Snap-on Entity's agreement, the Board of Directors will adopt the requested change or exception.

         Section 6.7 Operating Documents. The business activities of the Company shall be conducted pursuant to the Annual Operating Plan. The initial Annual Operating Plan shall be the Annual Operating Plan attached hereto as Exhibit
6.7. Such initial Annual Operating Plan shall cover the period through December 31, 1999. Subsequent proposed Annual Operating Plans will be prepared by, or under the direction of, the General Manager and submitted to the Board of Directors, by October 1 of each year or such other date as the Board of Directors may direct, for the Board's review, modification and/or adoption and approval. Each Annual Operating Plan shall address, at a minimum, the following:
(a) financing products offered; (b) * rates; (c) target * ; (d) target residual policies (if any); (e) target * ; (f) budget, financial projections and assumptions as to such period's Net Profit; (g) expected domestic and international expansion; (h) budgeted * ; and (i) organizational structure and staffing requirements. The Annual Operating Plan may also include the Company's mission statement, overall objectives, and such other items as the Board of Directors deems important. Unless the Board of Directors changes the Credit Loss Reserve pursuant to Section 6.8(b), the lifetime credit loss experience under the financing programs conducted by the Company shall be managed in such a manner as to cause such credit loss experience to equal * . "Outstanding Portfolio" shall mean all Finance Contracts purchased from an Affiliate of Snap-on or the Company by Newcourt or any of Newcourt's Affiliates; provided, however, that such term shall not include * . As the Annual Operating Plan provides for new financing programs, such programs may have different risk and loss parameters and different yield expectations and will be managed to take into account such parameters and to meet these expectations. If, for any reason, an Annual Operating Plan has not been adopted and approved by the Board of Directors for any particular Fiscal Year by the beginning of that Fiscal Year, then, until so adopted and approved, the business activities of the Company during such Fiscal Year shall be conducted pursuant to the prior Fiscal Year's Annual Operating Plan. In addition to the Annual Operating Plan, the Board of Directors shall adopt, approve and amend, as appropriate, a Credit, Collections and Operations Manual, and such other operating policies for the Company as it deems necessary. The Board of Directors may from time to time amend the then current Annual Operating Plan or Credit, Collections and Operations Manual.

-----------------
* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

         Section 6.8 Reserves.

         (a) General Reserve. The Board of Directors shall establish and maintain a general reserve (the "General Reserve") from time to time in an amount equal to * , including amounts required to fund * , but excluding *, and also excluding * .

         (b) Credit Loss Reserve. The Company shall set in accordance with GAAP a credit loss reserve which is intended to provide for future expected or estimated credit losses on the Outstanding Portfolio (the "Credit Loss Reserve"). Pursuant to the Funding Agreement, the Credit Loss Reserve shall be held in New Creditcorp SPC, LLC. The initial amount of the Credit Loss Reserve shall be established by the Board of Directors in accordance with the initial Annual Operating Plan upon evaluation of all relevant factors and criteria with respect thereto (including the historical performance of the Outstanding Portfolio, trends and standards in the industry for losses and reserves and all other published industry credit loss information which is relevant to the establishment of the Credit Loss Reserve) and giving full consideration to Snap-on's objective of maintaining sale treatment on the sale of products by Snap-on and its Affiliates to the Company. The adequacy of, and the method for calculating, the Credit Loss Reserve shall be evaluated and, as necessary, adjusted by the Board of Directors on a quarterly or more frequent basis. When establishing the initial Credit Loss Reserve and determining from time to time the adequacy of the Credit Loss Reserve, the Board of Directors shall also consider the credit experience of the Newcourt Lease Programs.

                         ARTICLE 7. ACTIONS BY MEMBERS

         Section 7.1 Restrictions on Members. The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs, or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members shall have all the rights and powers specifically set forth in this Operating Agreement and, to the extent not inconsistent with this Operating Agreement, in the Act. No Member shall have any voting right except with respect to those matters specifically reserved for a Member vote which are set forth in this Operating Agreement and as required in the Act.

         Section 7.2 Manner of Acting. All actions by the Members shall be by unanimous consent which may be given orally or in writing. Except in the case of a written consent signed by the requisite Members, any Member alleging that the consent of the other Members was given has the burden of proof as to the validity of such consent. Written records kept pursuant to Section 7.4 below of a meeting at which a Member's consent was

-----------------
* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

given as to an issue shall be prima facie proof of such consent, if notice of the issue to be discussed at the meeting was duly given or waived pursuant to
Section 7.3 below. No person other than a Member may challenge an act taken by the Company based on the failure to obtain unanimous consent from the Members, and any act taken by the Company with respect to a third party having no actual knowledge of such a failure shall be binding against the Company.

         Section 7.3 Notice. No issue shall be voted on by the Members unless reasonable notice of the issue either is given to each Member or is waived by any Member not receiving notice. Except in the case of a signed acknowledgment of receipt of notice, or waiver of notice signed by the Members not receiving the notice, any Member alleging that the requisite notice was given or waived has the burden of proof as to the validity of the notice or waiver. Written records kept pursuant to Section 7.4 below of a meeting at which a Member appeared shall be prima facie evidence that the Member was duly notified of the issues voted on at the meeting or that the Member waived the requirement of such notice, unless the purpose for the appearance was to contest the validity of notice of such issues. No person other than a Member may challenge an act taken by the Company based on the failure to give such notice, and any act taken by the Company with respect to a third party having no actual knowledge of the failure shall be binding against the Company. For purposes of this Section 7.3, notice shall be considered reasonable if it is given not less than 10 nor more than 30 days before the time for the subject vote and if it identifies the nature of the issue with sufficient specificity as to allow the Members to prepare appropriately for the vote.

         Section 7.4 Records. The Company shall keep written records of all actions taken by the Members, which records shall be kept and maintained by the Board of Directors.

         Section  7.5  Other  Business  Activities.  Except  as set forth in the
Agreement Respecting a Limited Liability Company, the Members and their respective Affiliates may engage independently or with others in other business ventures of every nature and description and nothing in this Operating Agreement shall be deemed to prohibit the Members or their respective Affiliates from dealing or otherwise engaging in business with persons transacting business with the Company. Neither the Company nor any Member shall have any right by virtue of this Operating Agreement, or the relationship created by this Operating Agreement or by the Articles, in or to such other ventures or activities, or to the income or proceeds derived from such other ventures or activities, and the pursuit of such ventures shall not be deemed wrongful or improper.

         Section 7.6 Tax Matters Member. Newcourt Sub (the "Tax Matters Member") is hereby designated as the "tax matters partner" of the Company for purposes of section 6231 of the Code and the Treasury Regulations thereunder. The Tax Matters Member shall not make any tax election under the Code without first obtaining the approval of Snap-on. The Tax Matters Member agrees to make a section 754 election under the Code if requested by Newco upon its purchase of Newcourt Sub's Membership Interest; provided, however, that if such election would increase Newcourt Sub's tax burden with respect to such purchase, the Tax Matters Member shall only be required to make such section 754 election if Snap-on agrees to reimburse Newcourt Sub the amount of such increase in Newcourt Sub's tax burden.

The Tax Matters Member shall deliver to Snap-on a copy of any tax return proposed to be filed in the name of the Company at least 30 days prior to the date such tax return is to be filed and shall not file any such tax return over the reasonable objection of Snap-on. The Tax Matters Member shall represent the Company and the Members, at Company expense, in any administrative or judicial proceeding with the Internal Revenue Service. Any other Member may, at such Member's own expense, participate in such proceeding to the extent permitted by the Code. If an administrative proceeding results in the issuance of a "final partnership administrative adjustment" (within the meaning of Section 6223 of the Code), the Tax Matters Member shall determine whether the Company shall seek judicial review of such adjustment. If the Tax Matters Member determines that the Company shall not seek judicial review, such Member shall promptly notify all the other Members of this determination, and each Member shall be entitled, at such Member's own expense, to pursue whatever rights such Member may have under the Code. The Tax Matters Member shall be reimbursed by the Company for all amounts (including, without limitation, reasonable attorneys' fees) paid by the Tax Matters Member on behalf of the Company in connection with any administrative or judicial proceeding. The Tax Matters Member shall not be liable to the Company or the other Members for any action such Member takes or fails to take in connection with any such judicial or administrative proceeding, including, without limitation, the agreement to or failure to agree to a settlement, or the extension of, or failure to extend, the relevant statutes of limitations, unless such action or failure constitutes willful misconduct, fraud, gross negligence or breach of fiduciary duty to the Company or any of the other Members.

                   ARTICLE 8. TRANSFER OF MEMBERSHIP INTEREST

         Section 8.1 General Restrictions on Transfers. A Member may not Transfer its Membership Interest or any part thereof or interest therein except in accordance with and subject to the terms of this Operating Agreement. Any Transfer, attempted Transfer, or purported Transfer in violation of this Operating Agreement's terms and conditions shall be null and void.

         Section 8.2 Permitted Transfers. A Member may Transfer all but not less than all of its Membership Interest to a Permitted Transferee, provided that the Permitted Transferee takes all actions and executes all instruments required by the Company in order for the Transfer to comply with any applicable federal or state laws and regulations relating to the Transfer of Membership Interest and with this Operating Agreement. In the event a Member desires to effect a Transfer to a Permitted Transferee, the Member shall notify the other Member of its desire to transfer its Membership Interest, which notice shall identify the Permitted Transferee and its relationship to the Member and Snap-on or Newcourt, as the case may be.

         Section 8.3 Effect of Transfers. Until a Permitted Transferee is considered a Member, if ever, pursuant to the applicable provisions of this
Article 8, the Membership Interest Transferred to a Permitted Transferee shall be considered in all respects as a Membership Interest owned by the Transferor for purposes of all provisions of this Operating Agreement other than the nonmanagement provisions of Articles 3, 4, and 5 above, which nonmanagement provisions will apply to the Permitted Transferee as though the Permitted

Transferee owned its Membership Interest. Except as otherwise provided in this Operating Agreement, until a Permitted Transferee is considered a Member any actions that a Member takes or would be entitled to take with respect to a Membership Interest, including, without limitation, votes, consents, offers, sales, purchases, options, or other deeds taken pursuant to this Operating Agreement, shall be taken by the Member for its Permitted Transferee with respect to the Membership Interest owned by that Permitted Transferee. Until a Permitted Transferee is considered a Member this Section 8.3 shall constitute an irrevocable and absolute proxy and power of attorney (this proxy and power being coupled with an interest) granted by each Permitted Transferee to its Transferor to (a) take such actions on behalf of the Permitted Transferee without any further deed than the taking of the action by the Member, and (b) sign any document or instrument evidencing such action for or on behalf of the Permitted Transferee relating to the Membership Interest owned by the Permitted Transferee. A Permitted Transferee shall become and be considered a Member only upon compliance with the terms of Section 8.2 above and the execution by the Permitted Transferee of an instrument (in form and substance reasonably satisfactory to the Board of Directors) accepting, adopting and agreeing to be bound by the terms of this Operating Agreement.

         Section 8.4 Specific Performance. The parties declare that it may be impossible to measure in money the damages that will accrue to any party by reason of a failure to perform any of the obligations under this Article 8, and the parties agree that this Article 8 shall be specifically enforced. Therefore, if any Member or Transferee institutes any action or proceeding to enforce the provisions of this Article 8, any Person, including the Company, against whom the action or proceeding is brought waives the claim or defense that the party has or may have an adequate remedy at law. The Person shall not urge in any such action or proceeding the claim or defense that the remedy at law exists, and the Person shall consent to the remedy of specific performance of this Operating Agreement.

              ARTICLE 9. DISSOLUTION, TERMINATION, AND LIQUIDATION

         Section 9.1 Events Causing Dissolution. The Company shall be dissolved upon the happening of any Dissolution Event.

         Section 9.2 Termination. Dissolution of the Company shall be effective on the date on which the Dissolution Event occurs, but the Company shall not terminate until a certificate of cancellation has been duly filed under the Act, the Company's affairs have been wound up, and the Company's assets have been distributed as provided in Section 9.3 below. Notwithstanding the Company's dissolution, this Operating Agreement shall continue to govern the Company's
business  and  the  Members'   affairs  until  the  Company  is  terminated  and
liquidated.

         Section 9.3 Liquidation. Upon the occurrence of a Dissolution Event, the Members shall unanimously appoint a liquidator (the "Liquidator"), who may but need not be a Member. The Liquidator shall have the same rights and obligations as are granted to the General Manager in Article 6 above, and shall proceed with the winding up and liquidation of the Company by applying and distributing its assets as follows:

         (a) Payment of Liabilities to Third Parties. The assets shall first be applied to the payment of the Company's liabilities (including liabilities to Members other than any loans or advances that may have been made to the Company by a Member) and the liquidation expenses. A reasonable time shall be allowed for the orderly liquidation of the Company's assets and the discharge of liabilities to creditors so as to enable the Liquidator to minimize any losses resulting from the liquidation.

         (b) Payment of Liabilities to Members. The remaining assets shall next be applied to the repayment of any loans or advances (but not any Capital Contribution) made by the Members to the Company, in proportion to the relative amounts lent or advanced by them.

         (c) Payment of Distributions to Members. The remaining assets shall be distributed to the Members pursuant to Section 4.2 above.

         (d) Reserve. Notwithstanding the provisions of Sections 9.3(a), 9.3(b), and 9.3(c) above, the Liquidator shall retain amounts sufficient to fund the General Reserve and any other amount that the Liquidator reasonably deems necessary as a Reserve for any contingent liabilities or obligations of the Company. These funds shall, after the passage of a reasonable period of time, be distributed in accordance with the provisions of this Article 9.

         Section 9.4 Filing. Upon completion of the winding up of the Company, the Liquidator shall promptly execute and file on the Company's behalf a certificate of cancellation as provided in section 18-23 of the Act.

         Section 9.5 Distributions in Kind. If any of the Company's assets are to be distributed in kind, those assets shall be distributed on the basis of their Values, and any Member entitled to an interest in the assets shall receive the interest as a tenant-in-common with all other Members so entitled.

         Section 9.6 Limitation on Liability. In connection with the dissolution of the Company, each holder of a Membership Interest shall look solely to the Company's assets for all Distributions from the Company and the return of its Capital Contribution to the Company and shall have no recourse (upon dissolution or otherwise) with respect to such matters against any other Members or any of their Affiliates.

                         ARTICLE 10. BOOKS AND RECORDS

         Section 10.1 Books and Records. The Company's books and records shall be maintained at the Company's principal office or at any other place designated by the Board of Directors and shall be available for examination by any Member or any Member's duly authorized representatives at any reasonable time upon reasonable advance notice.

         Section 10.2 Company Funds. The Company's funds may be deposited in such banking institutions as the Board of Directors determines, and withdrawals shall be made only in the regular course of the Company's business on such signature or signatures of the General Manager or other officers of the Company as the Board of Directors determines. All deposits and other funds not needed in the operation of the business may be invested in certificates of deposit, short-term money market instruments, government securities, money market funds, or similar investments as the Board of Directors determines.

         Section 10.3 Availability of Information. The Company shall keep at its principal office and place of business and each Member shall have the right to inspect and copy all of the following: (a) a current list of the full name and last-known business address of each Member or former Member set forth in alphabetical order, the date on which each Member or former Member became a Member and the period of its Membership, and the date on which any former Member ceased to be a Member; (b) a copy of the Articles and all amendments to the Articles; (c) copies of the Company's federal, state, and local income tax returns and financial statements, if any, for its four most recent years; (d) copies of this Operating Agreement and any effective written amendments to this Operating Agreement; (e) any records kept pursuant to this Operating Agreement, including, without limitation, those described in Section 7.4 above; and (f) such other records and information as such Member shall reasonably request. Each Member shall have the right to obtain from the Company from time to time on reasonable demand, at the Member's cost and expense, copies of any such information.

         Section 10.4 Fiscal Year and Method of Accounting. The Company's fiscal year for both tax and financial reporting purposes shall be the calendar year (the "Fiscal Year"). The method of accounting for both tax and financial reporting purposes shall be the accrual method. The Company's financial records will be kept in accordance with GAAP.

         Section 10.5 Insurance. The Company shall maintain liability and property damage/loss insurance on any premises it occupies and its fixed assets and inventory with such insurance in such amounts as the Board of Directors may agree and direct from time to time.

                              ARTICLES 11. REPORTS

         Section 11.1 Periodic Reports. Within such time periods as are determined by the Board of Directors, the Company shall send to each person who was a Member at any time during the Fiscal Period then ended (a) a balance sheet as of the end of the Period, (b) statements of income, Members' equity, changes in financial position, and a cash flow statement for the period, and (c) such tax information as is necessary or appropriate for the Members' preparation of their individual federal and state income tax returns. In addition, the Company shall provide reports on a more frequent basis to a requesting Member to the extent reasonably requested by the Member.

         Section 11.2 Annual Report. Within ninety (90) days after the end of each Fiscal Year, the Company shall at its expense cause to be prepared and furnished to each Member, a balance sheet as of the end of such Fiscal Year and a related statement of cash flow and income and loss of the Company for such Fiscal Year, together with a report thereon by Arthur Andersen or such other auditor as shall be selected by the Board of Directors with respect to the audit of such financial statements by such firm.

                 ARTICLE 12. TERMINATION OF OPERATING AGREEMENT

         Section 12.1 * .

         Section 12.2 Termination for Default.

         (a) If (i) any Newcourt Entity breaches any noncompete obligation contained in the Operative Documents, or (ii) any Snap-on Entity breaches any exclusivity obligation contained in the Operative Documents (including, without limitation, the obligations set forth in Section 7.15(a) of the Agreement Respecting a Limited Liability Company) and, in either case, such breach continues for * after the breaching Member is notified of such breach by the non-breaching Member or such breach occurs more than one time in any given * period, then the non-breaching Member, by giving notice to the breaching Member, may terminate this Operating Agreement (and in so doing shall be deemed the "Terminating Member" for purposes of Section 12.5 hereof) effective as of the date of such notice or such later date (not to exceed * later) as may be specified in such notice.

         (b) If any Snap-on Entity materially breaches any of its confidentiality or nondisclosure covenants contained in this Agreement or any Operative Document, then, by giving notice to Newco, Newcourt Sub may terminate this Operating Agreement (and in so doing shall be deemed the "Terminating Member" for purposes of Section 12.5 hereof) effective as of the date of such notice or such later date (not to exceed 60 days later) as may be specified in such notice.

         (c) If the Company fails * , then Newco may terminate this Operating Agreement (and in so doing shall be deemed the "Terminating Member" for purposes of Section 12.5 hereof) effective as of the date of such notice or such later date (not to exceed * later) as may be specified in such notice.

         (d) If Newcourt or any third party service provider engaged by the Company to deliver lease origination and accounting systems, accounts receivable origination and accounting systems or any other systems necessary to upgrade the operations of the Company fails to fulfill its system delivery obligations set forth in the agreements providing for the delivery of such systems, or such systems fail to perform up to the reasonable

-----------------

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

expectations of the Company or Newco, then, by giving notice, Newco may terminate this Operating Agreement (and in so doing shall be deemed the "Terminating Member" for purposes of Section 12.5 hereof) effective as of the date of such notice or such later date (not to exceed 60 days later) as may be specified in such notice. Notwithstanding the foregoing, if the failure to deliver such system or the failure of any such system to perform is due solely to any breach by Snap-on, any of its Affiliates, and/or the Company of any of their respective obligations under this Operating Agreement or the Systems Agreement, then Newco shall not have the right to terminate this Operating Agreement under this Section 12.2(d). Further, notwithstanding the foregoing, if Newcourt Sub determines that any third party service provider is likely to fail to fulfill its system delivery obligations and Newcourt Sub delivers to Newco a commercially reasonable proposal for an alternative delivery of systems meeting the Company's requirements for such systems and if Newco fails to accept such proposal within 10 days following receipt of same, then Newco's right to terminate pursuant to this Section shall expire.

         (e) If (i) at any time, the long-term senior debt of Newcourt fails to be rated investment grade equivalent by at least one U.S. Rating Agency and Newcourt is unable, at any time while it fails to have such a rating, to secure a six-month or longer funding commitment from one or more financial or insurance institutions with long-term senior unsecured debt rated investment grade credit by at least one U.S. Rating Agency, such commitment to be adequate to ensure Newcourt sufficient funding, after meeting all other financial commitments, to complete purchases of Finance Contracts from the Company in the amount set forth in the then current Annual Operating Plan; (ii) any Newcourt Entity materially breaches any of its confidentiality or nondisclosure covenants contained in this Agreement or any Operative Document; or (iii) any Newcourt Entity engages in any actions which contest the validity or ownership of, or damage Snap-on's rights in or claim to, any of Snap-on's or any of its Affiliate's trademarks or intellectual property rights or which damage or adversely affect the good will associated with any such trademarks or intellectual property rights, then by giving notice to Newcourt Sub, Newco may terminate this Operating Agreement (and in so doing shall be deemed the "Terminating Member" for purposes of Section
12.5 hereof) effective as of the date of such notice or such later date (not to exceed * later) as may be specified in such notice.

         (f) If either Member Transfers its Membership Interest in the Company in violation of this Operating Agreement, or if any Person who owns or controls, directly or indirectly, a Member, Transfers, directly or indirectly, ownership or control of such Member to any Person other than a Permitted Transferee without the consent of the other Member, then, by giving notice to such Member, the other Member may terminate this Operating Agreement (and in so doing shall be deemed the "Terminating Member" for purposes of Section 12.5 hereof) effective as of the date of such notice or such later date (not to exceed 60 * later) as may be specified in such notice. The foregoing provision is not applicable to any Person who directly or indirectly owns or controls Newcourt Credit Group, Inc.

--------
 * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

         (g) If any * becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than * of the total voting power of the then outstanding Stock or equity of Newcourt Credit Group Inc. entitled to vote generally in the election of the directors of Newcourt Credit Group Inc., then, by giving notice to Newcourt Sub, Newco may terminate this Operating Agreement (and in so doing shall be deemed the "Terminating Member" for purposes of Section 12.5) hereof effective as of the date of such notice or such later date (not to exceed * later) as may be specified in such notice.

         If Snap-on would, but for the limitation of Section 9.05 of the Agreement Respecting a Limited Liability Company, be liable under Section 9.01 of the Agreement Respecting a Limited Liability Company for Pre-Closing Claims aggregating more than * , and if Snap-on elects not to fully indemnify without regard to such limit, then Newcourt Sub may terminate this Operating Agreement (and in so doing shall be referred to as the "Terminating Member" for purposes of Section 12.5 hereof), effective as of the date of such notice or such later date (not to exceed * later) as may be specified in such notice.

         (h) Notwithstanding any other provision of this Operating Agreement to the contrary, in order to be effective, any notice of termination contemplated by this Section 12.2 must be delivered not later than 60 days after the Terminating Member first acquires actual knowledge of the occurrence of the event giving rise to the right to terminate this Operating Agreement.

         Section 12.3 Termination for Insolvency. If (a) either Member, or its ultimate parent, becomes insolvent, (b) voluntary or involuntary proceedings by or against such Member, or its ultimate parent, are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Member, or its ultimate parent, or proceedings are instituted by or against such Member, or its ultimate parent, for the dissolution of such Member, or its ultimate parent, which proceedings, if involuntary, are not dismissed within sixty (60) days after the date of filing, (c) such Member, or its ultimate parent, makes an assignment for the benefit of its creditors, or (d)
substantially all of the assets of such Member, or its ultimate parent, are seized or attached and not released within sixty (60) days thereafter, the other Member may, by giving written notice to the affected Member, terminate

-----------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

this Operating Agreement (and in so doing shall be deemed the "Terminating Member" for purposes of Section 12.5 hereof), effective as of the date of the event or any later (not to exceed * later) date specified in such notice.

         Section 12.4 Termination in the Event of a Deadlock Event.

         (a) In the event that:

                  After the end of the Company's first Fiscal Year, the Board of Directors, with each Board Member acting in good faith, * ;

                  (i) Such matter (a "Deadlock Event") is referred to dispute resolution in accordance with the procedures set forth in Section 12.4(b)-(d);

                  (ii) As a result of the conclusion of such procedures, an arbitration decision other than that which was sought by Newco is obtained;

                  (iii) Newco concludes such decision will be injurious or disruptive to Snap-on's business;

                  (iv) Newco gives notice of the foregoing conclusion (which notice shall specify the provisions of the arbitration decision which Newco has determined to be so injurious or disruptive) to Newcourt Sub within ten (10) Business Days after the final rendering of such arbitration decision; and

                  (v) Newcourt Sub does not, within ten (10) Business Days after receipt of Newco's notice, agree to set aside the provisions of the arbitration decision specified in Newco's notice, and adopt Newco's original proposal with respect to such matter, then Newco may at its option terminate this Operating Agreement (and in so doing, shall be deemed the "Terminating Member" for purposes of Section 12.5 hereof) effective as of the date of such notice or such later date (not to exceed * days later) as may be specified in such notice.

         (b) During the thirty (30) day period after the occurrence of a Deadlock Event referred to above, the senior management of the Members shall negotiate in good faith to resolve their deadlock. In the event that the Deadlock Event cannot be resolved within such thirty (30) day period, then, for a period of fourteen (14) days following the expiration of such period, the matter that is the subject of the Deadlock Event may be submitted by either Member to binding arbitration under the provisions of Section 12.4(c) of this Operating

-----------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Agreement. Until the Deadlock Event is resolved by the foregoing procedure, the terms and conditions of the prior year's Annual Operating Plan and the then effective Credit, Collections and Operations Manual will govern the operation of the Company.

         (c) Any Deadlock Event not resolved by senior management negotiation as provided for in Section 12.4(b), above, shall be submitted to final and binding arbitration as the sole and exclusive ultimate remedy for any such Deadlock Event. A Member shall commence arbitration by filing a written demand therefor with JAMS/Endispute in New York City or in such other office of that organization as it may direct, and by providing a copy of such demand simultaneously to the other Member or, in the event JAMS/Endispute shall cease administering arbitrations, by filing such demand with the appropriate office of the American Arbitration Association. Any arbitration with respect to a Deadlock Event hereunder shall be conducted according to the rules and procedures specified herein and, to the extent not in conflict with such contractually specified rules and procedures, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in force as of the date hereof or as subsequently amended by the AAA. Any Deadlock Event shall be resolved by a single arbitrator chosen by the Members or, in the event of their failure to agree on an arbitrator within ten (10) Business Days of the date of commencement of the arbitration, selected by JAMS/Endispute from among experienced commercial arbitrators with not less than ten (10) years' experience in the field of commercial credit and finance. The arbitrator selection process shall be completed within thirty (30) days of the commencement of arbitration. There shall be no pre-hearing discovery in the case of arbitration of disputes that are Deadlock Events. The parties acknowledge the arbitrability of any Deadlock Event on which arbitration is demanded by any Member. There shall be no appeal from any arbitral award hereunder except for fraud committed by the arbitrator(s) in discharging his, her, or their duties in connection with the arbitration. The Members otherwise irrevocably waive any right they would otherwise have to judicial review of any arbitral award hereunder. The arbitral hearing on a Deadlock Event shall be completed within sixty (60) days after commencement of the arbitration, and the award shall be issued within fifteen
(15) days after completion of the hearing.

         (d) This arbitration clause shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. as amended from time to time. Any arbitral hearing hereunder shall take place in New York City unless a different locale is agreed to by the parties or directed by the arbitrator(s) for good cause shown. Judgment on any arbitral award hereunder may be entered in any court of competent jurisdiction. In any award hereunder, the arbitrator(s) shall award actual, reasonable attorneys' fees and expenses to the prevailing side.

         Section 12.5 Rights and Remedies of the Members Upon Termination or Nonrenewal.

         (a) Upon nonrenewal of this Operating Agreement for any reason following the expiration of the Initial or any Renewal Term of this Operating Agreement, Newco shall purchase Newcourt Sub's Membership Interest in the Company and all rights and obligations appurtenant thereto at the end of the Initial Term or such Renewal Term, as applicable. If this

Operating Agreement is not renewed by Newco at the end of the Initial Term, then Newco will pay to Newcourt Sub, in consideration for the purchase of Newcourt Sub's Membership Interest, an amount equal to * . If this Operating Agreement is not renewed by Newco or Newcourt Sub at the end of any Renewal Term, then Newco shall purchase Newcourt Sub's Membership Interest at a price equal to * .

         (b) If Newco is the Terminating Member and Newco is terminating this Operating Agreement for reasons described at Sections * , or if Newcourt Sub is the Terminating Member for the reasons described in Section 12.1 above, then Newco shall purchase Newcourt Sub's Membership Interest in the Company pursuant to this Section 12.5, and all rights and obligations appurtenant thereto within sixty (60) days following the effective date of said termination. The purchase price to be paid by Newco for Newcourt Sub's Membership Interest pursuant to this Section 12.5(b) shall be equal to * .

         If Newcourt Sub is the Terminating Member (other than for reasons described in Section 12.1 above) or if Newco is the Terminating Member for reasons not described in Section 12.5(b), Newco shall purchase Newcourt Sub's Membership Interest in the Company pursuant to this Section 12.5, and all rights and obligations appurtenant thereto within sixty (60) days following the effective date of said termination. The purchase price to be paid by Newco for Newcourt Sub's Membership Interest pursuant to this Section 12.5(c) shall equal
* , provided,  however,  that if Newco  terminates for the reasons  described in
Section 12.4, the purchase price shall equal the greater of (i) * or (ii) * .

         Section 12.6 * . The * shall be equal to (a) * minus (b) any * actually paid to Newcourt Sub. " * " shall mean (i) * , minus (ii) * ; provided,

-----------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

however, that, in any case, the * shall not be less than zero. " * " shall mean the * for the applicable accounting period plus any amortization of * , plus the
* , plus * , plus the * , plus * , (in each case for the relevant accounting period); provided, however, that if the * has not been determined at the time the * is otherwise due and payable, payment shall be made in two installments as set forth in Section 12.8. " * " shall mean * of the Company for the applicable accounting period minus all expenses of the Company during such period (including * and the payment of the * and the * . If the effective date of any termination occurs before the end of the Company's * Fiscal Year, the * and * used to calculate the * shall be based on * . "Snap-on Breach Payment" shall mean an amount agreed to by Newcourt Sub and Snap-on or determined by arbitration pursuant to Article XI of the Agreement Respecting a Limited Liability Company in order to compensate the Company

-----------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

for any reduction in Pre-Fee Income during the applicable accounting period as a result of any breach by Snap-on or its Affiliates of the Operative Documents.

         Section 12.7 * . The * shall equal * period ending on the last day of the calendar month immediately preceding the effective date of the termination multiplied by * in the United States as of the effective date of the termination, as determined by a mutually acceptable independent investment bank or appraisal firm. " * " shall mean * . If the Members cannot agree on an investment bank or appraisal firm, each Member shall select its own investment bank or appraisal firm, and those two banks or firms shall select a third independent investment bank or appraisal firm and that third investment bank or appraisal firm shall determine * .

         Section 12.8 Closing.

         (a) Except as set forth in Section 12.1, the closing of the purchase of a Member's Interest pursuant to Section 12.5 hereof, shall occur not later than sixty (60) days after the effective date of the relevant notice of termination. Newcourt Sub shall deliver all appropriate documents of transfer at the closing and shall convey its entire Membership Interest to Newco free and clear of all liens, claims, encumbrances, or other charges of any kind whatsoever on its Membership Interest, and from and after the closing, Newcourt Sub shall have no interest in the assets, profits or management of the Company. Each party shall pay its own costs and expenses incurred in connection with the purchase of a Membership Interest pursuant to Section 12.5. At the closing, Newco shall pay to Newcourt Sub in immediately available funds the amount indicated under the relevant subsection of Section 12.5 governing the particular purchase. In the event that the purchase price includes a Snap-on Breach Payment and that amount has not been determined as of the closing, then Newco shall pay Newcourt Sub the determined portion of the Termination Fee, exclusive of the amount attributable to any undetermined Snap-on Breach Payment, at the closing and shall pay the remainder of the Termination Fee (plus interest from the date of the closing at the rate of * per annum) within 10 days of the date that amount is agreed to by Newcourt Sub and Snap-on or determined by arbitration.

-----------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

         (b) Upon any termination or expiration of this Operating Agreement, the Company shall pay to Newcourt or Newcourt Sub, as appropriate (i) all * which are accrued through the effective date of such termination (except any such fees which, as of the effective date of termination, have not been paid because of * ), plus (ii) the outstanding principal plus accrued interest due Newcourt or Newcourt Sub with respect to loans made to the Company by Newcourt or Newcourt Sub, plus (iii) * of the amount of * . Such payments shall be in addition to any other payments to which Newcourt Sub is entitled pursuant to this Operating Agreement including, without limitation, those payments contemplated by Sections
12.6 and 12.7. Company and Snap-on shall use their best efforts to effect the release of Newcourt, NCG and Newcourt Sub from all guarantees by Newcourt, NCG and Newcourt Sub of Company obligations to third parties and shall release Newcourt, NCG and Newcourt Sub from any obligations to reimburse Snap-on for its guarantees of obligations of the Company to third parties.

         Section 12.9 Effect of Termination.

         (a) Termination of this Operating Agreement for any reason or the dissolution and liquidation of the Company shall not release either Member from any obligation or liability which on the date of termination, dissolution or liquidation shall have already accrued or which thereafter may accrue in respect of any act or omission occurring prior to such date of termination or liquidation or dissolution nor shall any act of termination affect in any way the survival of any right, duty, obligation, representation, or warranty which is expressly stated in this Operating Agreement or in any Operative Document to survive termination hereof. In addition, * shall survive the termination of this Operating Agreement.

         (b) At the option of the Company, all Operative Documents shall continue after the sale by Newcourt Sub of its Membership Interest for a period of up to * after the effective date of any termination (the "Transition Period"). The parties will cooperate in good faith to develop an operating plan for the orderly transition for the Business and the continued provision of Financing Services to Snap-on Customers during and after the Transition Period substantially in accordance with the Transition Plan attached as an Exhibit to the initial Annual Operating Plan as amplified by mutual agreement of the parties in light of circumstances at the time of termination.

-----------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

         (c) For a period of * following the purchase of Newcourt Sub's Membership Interest pursuant to Section 12.5 hereof, neither Newcourt Sub nor any Newcourt Entity nor any Affiliate of any of them shall (i) employ or retain as a consultant or in any other capacity any person who is then an employee of, or dedicated on a full-time basis to the Company or who was an employee of or dedicated on a full-time basis, to the Company within the * period preceding such person's employment or retention or (ii) induce, attempt to induce, any employee or other personnel of the Company to terminate their relationship or breach their agreements with the Company; provided, however, that the restrictions set forth in this sentence shall not apply following the Transition Period with respect to any individual who was an employee of Newcourt or any Affiliate of Newcourt prior to becoming an employee of or dedicated to the Company.

                           ARTICLE 13. MISCELLANEOUS

         Section 13.1 Amendments to Operating Agreement. No amendment or modification of this Operating Agreement shall be valid unless in writing and signed by all of the Members.

         Section 13.2 Appointment of General Manager as Attorney-in-Fact. The Company appoints the General Manager as its lawful attorney-in-fact with full authority to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices any documents necessary to carry out this Operating
Agreement's provisions. Such documents include, but are not limited to, all certificates and other instruments (including counterparts of this Operating Agreement), and any amendments to those instruments, that the General Manager deems appropriate to qualify or continue the Company as a limited liability company in (a) the jurisdictions in which the Company conducts business or (b) the jurisdictions in which such qualification or continuation is, in the General Manager's opinion, necessary to protect the Members' limited liability.

         Section 13.4 Binding Provisions. The agreements contained in this Operating Agreement shall be binding on and inure to the benefit of the successors and assigns of the respective parties to this Operating Agreement. Except with respect to the indemnification obligations of the Company described in Section 6.3 above, this Operating Agreement shall not inure to the benefit of any person other than the parties hereto and their Affiliates, and no third-party beneficiary claims may be based on this Operating Agreement.

         Section 13.4 Rules of Construction. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Operating Agreement as set forth in the text. When the context in which words are used in this Operating Agreement indicates that such is the intent, words in the singular shall include the plural, and vice versa,

-----------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

and pronouns in the masculine shall include the feminine and neuter, and vice versa. Additionally, all defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persons may require. No provision of this Operating Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof. All references to dollars shall be in United States Dollars. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Definitional Supplement.

         Section 13.5 Choice of Law and Severability. This Operating Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its choice of law provisions. If any provision of this Operating Agreement shall be contrary to applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Operating Agreement. This Operating Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Operating Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Operating Agreement.

         Section 13.6 Counterparts. This Operating Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

         Section 13.7 Entire Agreement. This Operating Agreement, the Exhibits attached hereto (all of which are hereby incorporated by reference), and the agreements contemplated herein, including the Agreement Respecting a Limited Liability Company and the Operative Documents, constitute the entire agreement among the Members regarding the terms and operations of the Company. This
Operating Agreement and the other agreements referred to in the preceding sentence supersede all prior agreements, statements, understandings, and representations of the parties regarding the terms and operations of the Company.

         Section 13.8 Notices. All notices, requests, consents, or other communications provided for in or to be given under this Operating Agreement shall be in writing, may be delivered in person, by overnight air courier or by mail, return receipt requested, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person, (ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

         (a) If to the Company, to:

                           Snap-on Credit LLC
                           2801 80th Street
                           Kenosha, Wisconsin 53141-1410
                           Attention:  General Manager and CFO

                           (with a copy to each Member)

         (b) If to a Member, to the intended recipient at the Member's most recent address as reflected in the Company's records.

Any person required to give notice pursuant to this Operating Agreement shall have the burden of proving the validity of the notice.

         Section 13.9 Capacity and Authority. Each Member represents and warrants that: (a) the purchase of its Membership Interest and entering into this Operating Agreement has been duly authorized in accordance with its respective governing instruments or otherwise; and, (b) the consummation of the transactions contemplated by this Operating Agreement will not result in a breach or a violation of, or a default under, its governing instruments. Each Member represents and warrants that the consummation of the transactions contemplated by this Operating Agreement will not result in a breach or violation of any agreement by which it or any of its properties is bound or any statute, regulation, order or any other law to which it is subject.

         IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement as of January 2, 1999.

                                          MEMBERS:

                                          SCL HOLDING COMPANY


                                          By: /s/ Robert J. Hicks
                                              Printed Name:     Robert J. Hicks
                                              Title:   Executive Vice President


                                          SNAP-ON CAPITAL CORP.


                                          By: /s/ Janet M. Neal
                                              Printed Name:     Janet M. Neal
                                              Title:   Secretary











[Amended and Restated Operating Agreement]

                    AMENDED AND RESTATED OPERATING AGREEMENT
                          DESCRIPTION OF ATTACHMENTS+


Exhibits:

Exhibit 6.7                Initial Annual Operating Plan


Schedules:

Schedule 2.01              Names and Business Addresses of Members
Schedule 3.01              Initial Capital Contributions
Schedule 6.2               Initial Newco and Newcourt Members



--------

         + The exhibits and schedules to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.